Exhibit 99.3
Company contacts:
Bob Blair
Investor Relations
949.672.7834
robert.blair@wdc.com
Steve Shattuck
Public Relations
949.672.7817
steve.shattuck@wdc.com

FOR IMMEDIATE RELEASE:
WD ANNOUNCES COMPANY-INITIATED, VOLUNTARY REVIEW OF
STOCK OPTION GRANTS BY SPECIAL BOARD COMMITTEE
LAKE FOREST, Calif. — Jul. 27, 2006 — Western Digital Corp. (NYSE: WDC) announced today that a Special Committee of its Board of Directors, comprised solely of independent directors, is conducting a company-initiated, voluntary review of its historical stock option grants. The Special Committee has retained independent counsel to assist it with this review. The Special Committee is reviewing option grants from fiscal year 1998 to the present. While the Special Committee has not completed its review, a preliminary determination has been made that measurement dates for accounting purposes may differ from recorded dates used for certain grants made from fiscal year 1999 through fiscal year 2003. The company does not at present anticipate a material adjustment to the operating results reported today in its earnings press release. However, depending on the results of the Special Committee's review, a material adjustment to the company's financial statements could be required. The company has informed the Securities and Exchange Commission that its historical stock option grants are being reviewed. The company will provide a public statement once its review is complete.

WD Announces Company-Initiated, Voluntary Review of
Stock Option Grants by Special Board Committee

About WD
WD, one of the storage industry’s pioneers and long-time leaders, provides products and services for people and organizations that collect, manage and use digital information. The company produces reliable, high-performance hard drives that keep users’ data close-at-hand and secure from loss.
WD was founded in 1970. The company’s storage products are marketed to leading systems manufacturers and selected resellers under the Western Digital and WD brand names. Visit the Investor section of the company’s Web site (www.westerndigital.com) to access a variety of financial and investor information.
This press release contains a forward-looking statement regarding the company’s current anticipation that the stock option review will not result in a material adjustment to the operating results reported by the company today in its separate press release. This forward-looking statement is based on the company’s current expectations and is subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statement, including risks and uncertainties arising out of the company’s ongoing review of its stock option grants and developments in regulatory and legal guidance regarding stock option grants and accounting for such grants. For example, information may be learned and analysis may be undertaken concerning the company’s historic stock option grants and accounting that may materially impact the company’s financial statements or results. Readers are cautioned not to place undue reliance on this forward-looking statement, which speaks only as of the date hereof, and the company undertakes no obligation to update this forward-looking statement to reflect subsequent events or circumstances.
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Western Digital and WD are registered trademarks, and the Western Digital logo is a trademark of Western Digital Technologies, Inc.